Exhibit 10.5

AON CORPORATION

LEADERSHIP PERFORMANCE PROGRAM

For 2009-2011

Overview

The Program has been adopted by the Committee as a sub-plan to the Stock Plan, effective as of January 1, 2009.  The Program is the fourth layer of multi-year performance programs implemented by the Company.  Earlier programs covered the performance periods January 1, 2006 through December 31, 2008, January 1, 2007 through December 31, 2009, and January 1, 2008 through December 31, 2010, respectively.

Performance Cycle

The Program covers a multi-year performance cycle that begins on January 1, 2009 and ends on December 31, 2011 (“Performance Cycle”).

Eligibility

As recommended by the CEO and approved by the Committee, key members of the Company’s senior leadership team are eligible to participate in the Program. The CEO is also eligible to participate in the Program as approved by the Committee.

Participation

The Committee will approve in writing no later than May 31, 2009 the identity of the participants eligible to participate in the Program and each participant’s Award, denominated as described herein either in total number of LPP units or US dollars.  Those participants so identified by May 31, 2009 shall be eligible to participate in the full Performance Cycle, retroactive to January 1, 2009.

If a participant is no longer considered a member of the Company’s senior leadership team, but the participant’s employment with the Company has not terminated, the participant’s Award under the Program shall be unaffected by the change in status.

Award Components

Stock Options

At the outset of participation in the Program, each participant will receive 20% of his or her Award “value” in nonqualified options to purchase shares of the Company’s common stock.  If the Award is denominated by the Committee in US dollars, the number of stock options will be derived by dividing the portion of the Award to be granted in stock options (20% of the total value) by the Fair Market Value of a share the Company’s common stock on the Grant Date, and then multiplying the resulting number by 3.  If the Award is denominated by the Committee in LPP units, the number of stock options will be derived by multiplying 60% by the total number of LPP units granted.

Performance Share Units

In addition, each participant will be awarded 80% of his or her Award “value” as target Performance Share Units.  If the Award is denominated by the Committee in US dollars, the number of such target units will be derived by dividing the portion of the Award to be granted in Performance Share Units (i.e. 80% of the total value) by the Fair Market Value of a share of the Company’s common stock on the Grant Date.  If the Award is denominated by the Committee in

LPP units, the number of target performance share units will be derived by multiplying 80% by the total number of LPP units granted.

Rules Applicable to Stock Options

1.	The options will be priced at the Fair Market Value on the Grant Date, regardless whether the Committee denominated the Award in US dollars or LPP units.
2.

The options will become exercisable during employment as follows: (a) one-third on the first anniversary of the Grant Date; (b) one-third on the second anniversary of the Grant Date; and (c) the remainder on the third anniversary of the Grant Date.

3.

After the options become exercisable in whole or in part in accordance with the table set forth in rule #7 below and until they expire, the options may be exercised, and the participant’s tax withholding obligations may be fulfilled, in the manner specified by the Committee. Under no circumstances may the options be exercised after they have expired.

4.	The options will have a term of six years.
5.

If the options would expire, or the exercise period would end, on a date that is not a business day, they will expire, or become unexercisable, at the close of business on the last business day preceding that date. A business day is any day on which the Company’s common stock is traded on the New York Stock Exchange.

6.	The participant must accept the stock option award agreement through his or her Company-related Fidelity account.
7.	If a participant’s employment is terminated, the following rules will apply to the vesting and exercise of the participant’s stock options:

Reason for Employment Termination	Impact on Vesting and Exercise of Stock Options
Retirement or termination by Company without Cause

Stock options will vest pro rata through the date of termination or Retirement. In the event of the participant’s Retirement, the vested stock options will be exercisable for 36 months. In the event of a termination by the Company without Cause, the stock options will be exercisable for 90 days.

Death or Total and Permanent Disability	Stock options will immediately and fully vest upon the participant’s death or Total and Permanent Disability. The stock options will be exercisable for twelve months.

Voluntary Resignation	Unvested stock options will be immediately forfeited. Stock options that vested in accordance with three-year graded vesting schedule will be exercisable for 90 days.

Termination by Company for Cause	All vested and unexercised and unvested stock options will be immediately forfeited.

Termination due to Change in Control

Regardless whether a successor to the Company assumes and continues this Program after a Change in Control, the stock options will be subject to the following rules: (1) if the participant’s employment is terminated by the Company without Cause within two years after the Change in Control, the participant will become immediately vested in any unvested stock options and the stock options will be exercisable for 90 days; and (2) if the participant’s employment is terminated by the Company for Cause, by the participant in a voluntary resignation, or by reason of the participant’s death or Total and Permanent Disability, or if the participant’s employment is continued through the end of the Performance Cycle, the rules of the

Reason for Employment Termination	Impact on Vesting and Exercise of Stock Options
Program shall continue to apply to the stock options as if the Change in Control had not occurred.

Rules Applicable to Performance Share Units

1.	The Performance Share Units will be earned and will vest as of the Settlement Date, subject to the satisfaction of the performance criteria set forth herein.
2.

The payout resulting from the vesting of the Performance Share Units will be determined based on the Company’s cumulative adjusted Earnings per Share over the Performance Cycle as compared to the target Earnings per Share.

3.	Payouts will range from 0% to 200% of the targeted number of Performance Share Units awarded.
4.

The Performance Share Units will pay out in shares of the Company’s common stock issued under, and subject to, the limitations of the Stock Plan or such other shareholder-approved Company equity-based incentive plan as designated by the Committee, provided that the pay out in shares shall take place in the calendar year following the end of the Performance Cycle.

5.

The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares by the number of shares determined by dividing the amount of withholding required by the Fair Market Value of a share of the Company’s common stock on the Settlement Date.

6.	The Performance Share Units are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
7.

Until the Settlement Date, the participant will not be treated as a stockholder as to those shares of the Company’s common stock relating to the Performance Share Units. No cash payments will be provided for dividend equivalents or other distributions.

8.

The participant will be granted a Performance Award Certificate at the outset of his or her participation in the Program. The certificate will set forth the target number of Performance Share Units granted to the participant. The participant must sign and return to the Company the certificate to indicate that he or she agrees to be bound by the provisions of the Program, including the restrictive covenants described herein. Failure to return a signed certificate to the Company will result in forfeiture of the Performance Share Units.

9.	If a participant’s employment with the Company terminates before the last day of the Performance Cycle, the following rules will apply to the vesting of the Performance Share Units:

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Retirement or termination by Company without Cause

Performance Share Units will vest pro rata through the date of termination or Retirement, and the vested Performance Share Units will pay out in accordance with rule 4 above. The Committee’s determination regarding the vested portion and payout will occur after the close of the Performance Cycle. The number of units earned will be pro-rated based on the proportion of achievement of the target cumulative earnings per share as of the last full calendar quarter preceding the participant’s termination or

Reason for Employment Termination	Impact on Vesting of Performance Share Units
Retirement date.

Death or Total and Permanent Disability

Performance Share Units will become immediately vested at the greater of the target award level or the number of units that would have been earned based on the actual cumulative earnings per share during the period of the Performance Cycle in which the participant was employed by the Company, and the vested Performance Share Units will pay out in accordance with rule 4 above.

Voluntary Resignation	Performance Share Units will be forfeited in their entirety.

Termination by Company for Cause	Performance Share Units will be forfeited in their entirety.

Termination due to Change in Control

If a successor to the Company assumes and continues this Program substantially in its current form after a Change in Control, the Performance Share Units will be subject to the following rules: (1) if the participant’s employment is terminated by the Company without Cause after the Change in Control but prior to the end of the Performance Cycle, the participant will become immediately vested in the greater of the target Performance Share Units or the number of units that would be earned based on the proportion of achievement of the target cumulative earnings per share as of the last full calendar quarter preceding the participant’s termination date, and the vested Performance Share Units will pay out in accordance with rule 4 above; and (2) if the participant’s employment is terminated by the Company for Cause, by the participant in a voluntary resignation, or by reason of the participant’s death or Total and Permanent Disability, or if the participant’s employment is continued through the end of the Performance Cycle, the rules of the Program shall continue to apply to the Performance Share Units as if the Change in Control had not occurred.

If the successor to the Company does not assume and continue this Program substantially in its current form, the Performance Share Units shall become immediately vested at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the target cumulative earnings per share as of the last full calendar quarter preceding the effective date of the Change in Control, and the vested Performance Share Units will pay out in accordance with rule 4 above.

10.

The time and form of payment of Performance Share Units shall be made in accordance with rule 4 above, provided that with respect to any payment upon the participant’s “separation from service” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the participant’s death or the date that is six months and one day following the participant’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this section shall be paid to the participant in accordance with rule 4 above.  For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

11.

The time or schedule of any payout of Performance Share Units pursuant to the terms of the Program may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

Performance Measure for Performance Share Units

The performance measure for the Performance Share Units will be cumulative adjusted Earnings per Share for the Performance Cycle, for which the Committee has established a target of $9.25.

Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination shall be final and binding.  Performance Share Units will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed a minimum cumulative adjusted Earnings per Share of $8.85, and the payout for performance at or above that level will be calculated as follows:

2009-2011 Cumulative Adjusted EPS	% of Targeted Units Earned
$8.85	50%
$9.25	100%
$9.70	150%
$10.15 or higher	200%

The Performance Share Units will pay out linearly between each set of data points.

Adjustments to Performance Measures or Results

The Committee will make appropriate adjustments to the target Earnings per Share or the Company’s actual results on account of: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of natural or man-made disasters (e.g. Word Trade Center); hyperinflation (e.g. >15%); change in statutory tax rates/regulations; charges from Board-approved restructuring programs; results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items — as defined by GAAP. The form and manner of any such adjustment shall be at the sole discretion of the Committee.  By way of example, the following events will not require adjustment:  change in accounting estimate; gained/lost pre-tax income from sold/acquired businesses that represent less than 5% of total pre-tax income; inflation; general tax developments; litigation costs; effects of repaying or issuing debt; effects of share buyback/issue; effects of pension plan funding; changes in benefit/incentive plans; or normal currency/interest rate fluctuations.

Restrictive Covenants

The Company is in the business of providing insurance brokerage, reinsurance brokerage, benefits consulting, compensation consulting, human resources consulting, managing underwriting and related services including accounting, claims management and handling, contract wording, information systems and actuarial services.  An essential element of its business is the development and maintenance of personal contacts and relationships with clients.  Because of these contacts and relationships, it is common for the Company’s clients to develop identification with the employee who services its insurance needs, rather than with the Company itself.  The personal identification of clients of the Company with a Company employee creates potential for the employee’s appropriation of the benefits of the relationships developed with clients on behalf of and at the expense of the Company.  Since the Company would suffer irreparable harm if the employee left its employ and solicited the insurance or other related business of clients of the Company, it is reasonable to protect the Company against solicitation activities by the employee for a limited period of time after the employee leaves the Company so that the Company may renew or restore its business relationship with its clients.  Therefore, as consideration for participation in this Program, each participant will be bound by the following restrictive covenants:

Covenant Not to Solicit

The employee agrees and covenants that, except with the prior written consent of the Company, the employee will not for a period of two years after the end of the employment compete directly or indirectly in any way with the business of the Company.  For the purposes of this covenant, “compete directly or indirectly in any way with the business of the Company” means to enter into or attempt to enter into (on the employee’s own behalf or on behalf of any other person or entity) any business relationship of the same type or kind as the business relationship which exists between the Company and its clients or customers, in which the employee was involved or had knowledge, to provide services related to the business of the Company for any individual, partnership, corporation, association or other entity who or which was a client or customer for whom the employee was the producer or on whose account the Employee worked or became familiar during the 24 months prior to the end of employment.

Covenant Not to Hire

The employee also agrees not to induce or attempt to induce, or to cause any person or other entity to induce or attempt to induce, any person who is an employee of the Company to leave the employ of the Company during the term of the covenant set forth above.

If the Company determines that a participant has breached any of the covenants, his or her stock options and Performance Share Units will be immediately forfeited.  In the event any of the restrictive covenants set forth herein is deemed unenforceable, such as against a non-US employee, the employee agrees that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions accordingly.

Administration

It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the participant.  The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals; provided, however, that the Committee shall not delegate its authority with respect to the participation of any officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.  The Company shall, as necessary, adopt conforming amendments to this Program as are necessary to comply with Code Section 409A.

General Provisions

All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.

This Program constitutes a legal document which governs all matters involved with its interpretation and administration and superseded any writing or representation inconsistent with its terms.

Reservation and Retention of Company Rights

The selection of any employee for participation in this Program will not give that participant any right to be retained in the employ of the Company.  No employee will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.

Stock Plan Controls

Except as specifically provided in this Program, in the event of any inconsistency between this Program and the Stock Plan, the Stock Plan will control, but only to the extent such Stock Plan provisions do not violate the provisions of Code Section 409A.

Code Section 409A

The Company intends that this Program and the Awards granted hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Committee intends to administer the Program so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through any participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the participant from the obligation to pay any taxes pursuant to Code Section 409A.

Definitions

CEO:  the Company’s Chief Executive Officer.

Cause:  as determined in the sole discretion of the Committee, means the participant:  (A) performing an act of dishonesty, fraud, theft, embezzlement or misappropriation involving the participant’s employment with the Company, or breach of the duty of loyalty to the Company; (B) performing an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the participant; (C) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct and the Aon Code of Ethics; or (D) performing an act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the participant or a criminal conviction of the participant (other than a conviction of a minor traffic violation).

Change in Control:  means the first to occur of the following:  (1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the

“Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)           the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)           the consummation of a plan of complete liquidation or dissolution of the Company.

Committee:  the Organization and Compensation Committee of the Company’s board of directors.

Company:  Aon Corporation, a Delaware corporation, and its subsidiaries.

Earnings per Share or EPS:  the Company’s earnings per share from continuing operations as reported each quarter.  The Committee has the sole discretion to approve an adjustment to EPS, in accordance with the adjustment criteria set forth herein.

Fair Market Value:  the per share value of the Company’s common stock as determined by using the closing price of such stock as reported by the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the stock was not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and the common stock of the Company was traded).

Grant Date:  the date an Award to a participant is approved in writing by the Committee.

Program or LPP:  the Leadership Performance Program, effective January 1, 2009.

Retire or Retirement: a voluntary termination of employment at or after the participant’s 55th birthday.

Settlement Date:  the date that the Committee determines whether the performance criteria applicable to the Performance Share Units has been achieved or exceeded and determines the payout to participants.  The Settlement Date shall occur as soon as practicable following the close of the Performance Cycle.

Settlement Date Value:  the Fair Market Value of a share of the Company’s common stock on the date the Committee determines the amount of the Performance Share Units earned.

Stock Plan:  the 2001 Aon Stock Incentive Plan, as amended and re-approved by the Company’s stockholders at the 2006 annual meeting of stockholders.

Total and Permanent Disability:  for (a) US employees, entitlement to long-term disability benefits under the Company’s program, as amended from time to time and (b) non-US employees, as established by applicable Company policy or as required by local law or regulations.

If a term is used but not defined, it has the meaning given such term in the Stock Plan.